Exhibit 99.1
Potbelly Corporation Reports Results for Fourth Fiscal Quarter and Full Year 2021 and Provides Long-term Outlook

Finished fiscal 2021 with strong momentum, including fourth quarter same-store sales of +33.8%
Provides positive directional outlook for fiscal 2022, including double digit SSS growth
Announces 2024 growth targets and long-term unit potential of 2,000 units
Chicago, IL. March 2, 2022 – Potbelly Corporation (NASDAQ: PBPB) (“Potbelly” or the “Company”), the iconic neighborhood sandwich shop, today reported financial results for the fourth fiscal quarter and full year ended December 26, 2021.

The Company also provided its directional outlook for fiscal 2022 and several long-term growth targets. As Potbelly prepares to embark on its next phase of growth, the Company has announced its three-year strategic targets as well as its long-term unit potential, with the aim of unlocking the unique brand’s full potential.

3-Year Strategic Goals

2024 Targets
Growth & Profitability Targets	Average Unit Volumes (AUVs)	•$1.3 million
	Shop Level Margins[1]	•Greater than 16%
Franchise Growth Acceleration Initiative	Refranchising	•Approximately 25% of shops
	Franchise Growth	•10% annual unit growth rate
Long-Term Potential of 2,000 Total Units

Bob Wright, President and Chief Executive Officer of Potbelly Corporation, commented, “Over the last year and a half, we have tirelessly executed against our Five-Pillar strategy, which helped us reshape many of the foundational elements that support the great Potbelly brand. This includes a new management team, new simplified menu, upgraded tech stack with enhanced app and web functionality, improved Perks Loyalty program, and a more sophisticated approach to media and local shop marketing. These initiatives not only helped guide us through the pandemic, but they also repositioned our platform to support significant growth and expansion moving forward. Potbelly is the sandwich shop with the craveable quality and good vibes of a first-class dive. Our unique combination of great food, awesome people and a fun environment is truly differentiated, and we believe it needs to be shared across the country. Therefore, today we are excited to announce our Franchise Growth Acceleration Initiative including a new long-term target to grow to over 2,000 units across the U.S. and our plan to refranchise approximately 25% of our shops over the next three years. Deals for refranchised shops are expected to include commitments for developing new shops to fully penetrate existing markets. We’re also excited to release our 2024 growth and profitability targets, including: increasing AUVs to $1.3 million, shop level margins to greater than 16%, and an annual unit growth rate of at least 10% through franchising. With Potbelly’s iconic brand positioning, differentiated menu and loyal customer base, we are confident in our team’s ability to unlock the Company’s full potential.”

Fiscal 2021 Results

Key highlights for the thirteen weeks ended December 26, 2021, compared to December 27, 2020:
•Total revenues increased by 37% to $102.8 million compared to $74.9 million.
•GAAP net loss attributable to Potbelly Corporation was ($2.5) million, compared to a GAAP net loss of ($16.4) million. GAAP diluted loss per share was ($0.09) compared to a GAAP diluted loss per share of ($0.68).
•Adjusted net loss1 attributable to Potbelly Corporation was ($1.6) million compared to an adjusted net loss1 of ($13.7) million. Adjusted diluted EPS1 was a loss of ($0.06) compared to an adjusted diluted EPS1 loss of ($0.57).
•EBITDA1 increased significantly to $1.3 million compared to an EBITDA1 loss of ($11.3) million.
•Adjusted EBITDA1 improved meaningfully to $2.6 million compared to Adjusted EBITDA1 loss of ($6.9) million, with third-consecutive quarter of positive Adjusted EBITDA1, despite macroeconomic challenges.
•On December 26, 2021, total liquidity was $28.8 million, including $14.4 million of cash on hand and $14.4 million available under the revolving credit facility.

Key highlights for the fifty-two weeks ended December 26, 2021, compared to December 27, 2020:
•Total revenues increased by 30% to $380.1 million compared to $291.3 million.
•GAAP net loss attributable to Potbelly Corporation was ($23.8) million, compared to a GAAP net loss of ($65.4) million. GAAP diluted loss per share was ($0.86) compared to a GAAP diluted loss per share of ($2.74).
•Adjusted net loss1 attributable to Potbelly Corporation was ($14.4) million compared to an adjusted net loss1 of ($46.3) million. Adjusted diluted EPS1 was a loss of ($0.52) compared to an adjusted diluted EPS1 loss of ($1.94).
•EBITDA1 increased significantly to ($6.7) million compared to an EBITDA1 loss of ($51.0) million.
•Adjusted EBITDA1 improved meaningfully to $0.5 million compared to Adjusted EBITDA1 loss of ($32.7) million.

2021 Strategic Successes:
•Same-store sales (SSS) trends demonstrated meaningful strength, ending the year at +30.3% compared to the year ago period; SSS were relatively flat compared to 2019 levels.
•Same-store traffic improved +20.1% for the year compared to year ago period, with recovery across all shop types.
•Successful launch of the new tech stack and national rollout of new menu drove increased revenue, traffic, and higher average check.
•Significant progress against the Company’s Five-Pillar strategy, with continued revenue strength in digital channels.

•Completed buildout of the executive leadership team with the appointment of several key management team members in growth-focused positions.
•Maintained cost discipline first implemented in 2020, achieving targeted G&A as a percentage of sales to under 9%.

Mr. Wright continued, “We had exceptionally positive momentum as we exited 2021, driven by strong consumer demand and execution against our Five-Pillar Strategy. In the fourth quarter, we experienced record sales and expanded shop margins from the third quarter, driven by strong performance across all shop types. In parallel with continued favorable trends for in-shop dining, our digital channels remain robust and a critical segment of the business, representing nearly 36% of total sales for the year. We achieved positive Adjusted EBITDA for the third consecutive quarter and shop-level profitability for the fourth consecutive quarter, despite persistent inflationary pressures and labor challenges that we and the industry faced. The cost discipline we established at the beginning of the pandemic continues, and we made further progress throughout 2021 to offset cost headwinds, along with necessary price adjustments.”

2022 Outlook

Fiscal Year 2022
Average Unit Volumes (AUVs)	Record AUVs
Same-Store Sales (SSS)	Double-Digit Growth
Shop Level Margins	Low Double-Digit Margins

Steve Cirulis, Chief Financial Officer, concluded, “As we begin executing our three-year growth plan, we have three key focus areas for 2022: 1) disciplined G&A and capital investments to set the foundation for future growth, 2) accelerated pursuit of our refranchising efforts, which will serve as a critical initial step to franchise growth, and 3) continued deployment of high-return strategic marketing, to further drive brand awareness and traffic. Although there is uncertainty related to COVID and ongoing inflationary pressures, our outlook for fiscal 2022 remains positive. Due to the short-term impact from Omicron and severe weather in January, we expect first quarter 2022 sales of $95 million to $98 million and shop level margins of between 3.5% to 5.5%. In recent weeks we have returned to the positive momentum we enjoyed as we exited 2021, having achieved SSS of +31.7% over the last five weeks. For the full year, we expect to achieve record AUVs, double-digit growth in same-store sales, and low double-digit shop level margins.”

Conference Call

A conference call and audio webcast has been scheduled for 8:00 a.m. Eastern Time tomorrow, March 3, 2022, to discuss the fiscal fourth quarter and full-year 2021 results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the investor relations portion of the Company's website at www.potbelly.com. For those that cannot join the webcast, you can participate by dialing 1-877-407-0784 in the U.S. & Canada, or 1-201-689-8560 internationally, using the confirmation code of 13726794.

For those unable to participate, an audio replay will be available from 11:00 a.m. Eastern Time on Thursday, March 3, 2022, through midnight Thursday, March 10. 2022. To access the replay, please call 1-844-512-2921 (U.S. & Canada) or 1-412-317-6671 (International) and enter confirmation code 13726794. A web-based archive of the conference call will also be available on the Potbelly website.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country - with approximately 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate over 40 shops in the United States. For more information, please visit our website at www.potbelly.com.

Definitions
The following definitions apply to these terms as used throughout this press release:

•Revenues – represents net company-operated sandwich shop sales and our franchise royalties and fees. Net company-operated shop sales consist of food and beverage sales, net of promotional allowances and employee meals. Franchise royalties and fees consist of an initial franchise fee, a franchise development agreement fee and royalty income from the franchisee.

•Company-operated comparable store sales or same-store traffic – represents the change in year-over-year sales or transactions for the comparable company-operated store base open for 15 months or longer.

•Average Unit Volumes (AUV) – represents the average sales of all company-operated shops which reported sales during the associated time period.
•EBITDA – represents income before depreciation and amortization expense, interest expense and the provision for income taxes.
•Adjusted EBITDA – represents income before depreciation and amortization expense, interest expense and the provision for income taxes, adjusted to eliminate the impact of other items, including certain non-cash as well as other items that we do not consider reflective of underlying business performance.
•Shop-level profit (loss) – represents income (loss) from operations excluding franchise royalties and fees, general and administrative expenses, depreciation expense, pre-opening costs, restructuring costs and impairment, loss on the disposal of property and equipment and shop closures.
•Shop-level profit (loss) margin – represents shop-level profit expressed as a percentage of net company-operated sandwich shop sales.

•Adjusted net income (loss) – represents net income (loss), adjusted to eliminate the impact of restructuring costs, impairment, loss on the disposal of property and equipment, shop closures, and other items we do not consider representative of our ongoing operating performance, including the income tax effects of those adjustments and the change in our income tax valuation allowance.

1Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to EBITDA, adjusted EBITDA, adjusted diluted EPS, adjusted net loss, shop-level profit, and shop-level profit margin, which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses adjusted EBITDA, adjusted net income and adjusted diluted EPS to evaluate the Company’s performance and in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Adjusted EBITDA, adjusted net income and adjusted diluted EPS exclude the impact of certain non-cash charges and other special items that affect the comparability of results in past quarters. Management uses shop-level profit and shop-level profit margin as key metrics to evaluate the profitability of incremental sales at our shops, to evaluate our shop performance across periods and to evaluate our shop financial performance against our competitors.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

Information reconciling forward-looking shop-level profit margin to GAAP financial measures is unavailable to the Company without unreasonable effort. The Company is not able to provide reconciliations of shop-level profit margins to GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. These items include but are not limited to impairment charges, gain or loss on asset disposals, shop closure costs, and restructuring costs that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “might,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” or the negative of these terms and similar expressions are intended to identify forward-looking statements. Forward-looking statements included in this press release may include, among others, statements relating to our (i) future financial position and results of operations, including 2024 growth and profitability targets, (ii) business strategy, including investments in G&A growth, the refranchising of shops, expansion and deployment of high-return strategic marketing, (iii) ability to achieve future growth and deliver value for our shareholders, (iv) guidance for Q1 2022 sales and shop level margins and (v) outlook for 2022, including average unit volumes, same store sales, shop level margins and cash flow. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement, due to reasons including, but not limited to, risks related to the COVID-19 outbreak; compliance with our Credit Agreement covenants; competition; general economic conditions; our ability to successfully implement our business strategy; the success of our initiatives to increase sales and traffic; changes in commodity, energy and other costs; our ability to attract and retain management and employees; consumer reaction to industry-related public health issues and perceptions of food safety; our ability to manage our growth; reputational and brand issues; price and availability of commodities; consumer confidence and spending patterns; and weather conditions. In addition, there may be other factors of which we are presently unaware or that we currently deem immaterial that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this press release are qualified in their entirety by this cautionary statement. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” included in our most recent annual report on Form 10-K and other risk factors described from time to time in subsequent quarterly reports on Form 10-Q or other subsequent filings, all of which are available on our website at www.potbelly.com. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Contact:
Lisa Fortuna or Ashley Gruenberg
Alpha IR Group
312-445-2870
PBPB@alpha-ir.com

Potbelly Corporation
Consolidated Statements of Operations and Margin Analysis – Unaudited
(Amounts in thousands, except per share data)

	For the 13 Weeks Ended				For the 52 Weeks Ended
	December 26, 2021	% of Revenue	December 27, 2020	% of Revenue	December 26, 2021	% of Revenue	December 27, 2020	% of Revenue
Revenues
Sandwich shop sales, net	$102,009	99.2%	$74,324	99.3%	$377,283	99.3%	$289,337	99.3%
Franchise royalties and fees	795	0.8	542	0.7	2,769	0.7	1,944	0.7
Total revenues	102,804	100.0	74,866	100.0	380,052	100.0	291,281	100.0

Expenses
(Percentages stated as a percent of sandwich shop sales, net)
Sandwich shop operating expenses, excluding depreciation
Food, beverage and packaging costs	29,000	28.4	21,151	28.5	105,035	27.8	82,154	28.4
Labor and related expenses	33,437	32.8	27,151	36.5	127,099	33.7	105,241	36.4
Occupancy expenses	13,223	13.0	13,301	17.9	53,821	14.3	56,882	19.7
Other operating expenses	14,922	14.6	13,173	17.7	59,265	15.7	49,054	17.0

(Percentages stated as a percent of total revenues)
Advertising	1,259	1.2	226	0.3	2,999	0.8	1,020	0.4
General and administrative expenses	9,012	8.8	6,689	8.9	33,287	8.8	33,989	11.7
Depreciation expense	3,572	3.5	4,720	6.3	15,909	4.2	19,830	6.8
Pre-opening costs	—	*	165	0.2	—	*	229	0.1
Impairment, loss on disposal of property and equipment and shop closures	628	0.6	2,744	3.7	5,125	1.3	12,346	4.2
Restructuring costs	—	*	1,668	2.2	—	*	1,668	0.6
Total expenses	105,053	>100	90,988	>100	402,540	>100	362,413	>100
Loss from operations	(2,249)	(2.2)	(16,122)	(21.5)	(22,488)	(5.9)	(71,132)	(24.4)

Interest expense, net	249	0.2	346	0.5	963	0.3	1,076	0.4
Loss before income taxes	(2,498)	(2.4)	(16,468)	(22.0)	(23,451)	(6.2)	(72,208)	(24.8)
Income tax expense (benefit)	(57)	(0.1)	49	0.1	172	*	(6,536)	(2.2)
Net loss	(2,441)	(2.4)	(16,517)	(22.1)	(23,623)	(6.2)	(65,672)	(22.5)
Net loss attributable to non-controlling interest	42	*	(90)	(0.1)	161	*	(281)	(0.1)
Net loss attributable to Potbelly Corporation	$(2,483)	(2.4)%	$(16,427)	(21.9)%	$(23,784)	(6.3)%	$(65,391)	(22.4)%

Net loss per common share attributable to common shareholders:
Basic	$(0.09)		$(0.68)		$(0.86)		$(2.74)
Diluted	$(0.09)		$(0.68)		$(0.86)		$(2.74)
Weighted average common shares outstanding:
Basic	28,372		24,220		27,640		23,899
Diluted	28,372		24,220		27,640		23,899
*Amount is less than 0.1%

Potbelly Corporation
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures – Unaudited
(Amounts in thousands, except per share data)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Net loss attributable to Potbelly Corporation, as reported	$(2,483)	$(16,427)	$(23,784)	$(65,391)
Impairment, loss on disposal of property and equipment and shop closures(1)	628	2,744	5,125	12,346
CEO transition costs(2)	—	—	—	769
Proxy related costs(3)	—	—	—	1,039
Restructuring costs(4)	—	1,668	—	1,668
Total adjustments before income tax	628	4,412	5,125	15,822
Income tax adjustments(5)	276	(1,671)	4,222	3,281
Total adjustments after income tax	904	2,741	9,347	19,103
Adjusted net loss attributable to Potbelly Corporation	$(1,579)	$(13,686)	$(14,437)	$(46,288)

Net loss attributable to Potbelly Corporation per share, basic	$(0.09)	$(0.68)	$(0.86)	$2.74
Net loss attributable to Potbelly Corporation per share, diluted	$(0.09)	$(0.68)	$(0.86)	$2.74

Adjusted net loss attributable to Potbelly Corporation per share, basic	$(0.06)	$(0.57)	$(0.52)	$(1.94)
Adjusted net loss attributable to Potbelly Corporation per share, diluted	$(0.06)	$(0.57)	$(0.52)	$(1.94)

Shares used in computing adjusted net loss attributable to Potbelly Corporation:
Basic	28,372	24,220	27,640	23,899
Diluted	28,372	24,220	27,640	23,899

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Net loss attributable to Potbelly Corporation, as reported	$(2,483)	$(16,427)	$(23,784)	$(65,391)
Depreciation expense	3,572	4,720	15,909	19,830
Interest expense, net	249	346	963	1,076
Income tax expense (benefit)	(57)	49	172	(6,536)
EBITDA	$1,281	$(11,312)	$(6,740)	$(51,021)
Impairment, loss on disposal of property and equipment and shop closures(1)	628	2,744	5,125	12,346
Stock-based compensation	649	35	2,137	2,515
CEO transition costs(2)	—	—	—	769
Proxy related costs(3)	—	—	—	1,039
Restructuring costs(4)	—	1,668	$—	1,668
Adjusted EBITDA	$2,558	$(6,865)	$522	$(32,684)

Potbelly Corporation
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures – Unaudited
(Amounts in thousands, except per share data)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Loss from operations	$(2,249)	$(16,122)	$(22,488)	$(71,132)
Less: Franchise royalties and fees	795	542	2,769	1,944
Advertising	1,259	226	2,999	1,020
General and administrative expenses	9,012	6,689	33,287	33,989
Depreciation expense	3,572	4,720	15,909	19,830
Pre-opening costs	—	165	—	229
Impairment, loss on disposal of property and equipment and shop closures	628	2,744	5,125	12,346
Restructuring costs	—	$1,668	$—	$1,668
Shop-level profit (loss) [Y]	$11,427	$(452)	$32,063	$(3,994)
Total revenues	$102,804	$74,866	$380,052	$291,281
Less: Franchise royalties and fees	795	542	2,769	1,944
Sandwich shop sales, net [X]	$102,009	$74,324	$377,283	$289,337
Shop-level profit (loss) margin [Y÷X]	11.2%	(0.6)%	8.5%	(1.4)%

Potbelly Corporation
Consolidated Selected Balance Sheet Data and Selected Operating Data – Unaudited
(Amounts in thousands, except per share data)

	December 26, 2021	December 27, 2020
Selected Balance Sheet Data
Cash and cash equivalents	$14,353	$11,126
Total assets	253,237	283,357
Current portion of long-term debt	2,333	333
Long-term debt, net of current portion	17,517	15,953
Total liabilities	255,654	277,862
Total equity (deficit)	(2,417)	5,495

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Selected Operating Data
Shop Activity:
Company-operated shops, end of period	397	400	397	400
Franchise shops, end of period	46	46	46	46
Revenue Data:
Company-operated comparable store sales	33.8%	(19.7)%	30.3%	(24.7)%

Potbelly Corporation
Footnotes to the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

1)This adjustment includes costs related to impairment of long-lived assets, loss on disposal of property and equipment and shop closure expenses.
2)The Company incurred certain costs related to the transition between the current and former CEO in 2020. Transition costs were included in general and administrative expenses in the consolidated statement of operations.
3)The Company incurred certain professional and other costs and associated benefits related to the shareholder proxy matter.
4)The Company incurred certain restructuring costs related to severance and other costs that were included in general and administrative expenses in the consolidated statement of operations.
5)This adjustment includes the tax impacts of the other adjustments listed above based on the Company’s effective tax rate, the change in the Company’s income tax valuation allowance during the period, and the discrete income tax benefit from the carryback of prior year net operating losses and refund of prior year alternative minimum tax credits.